Exhibit 99.1

            iParty Corp. Reports Q3 2005 Financial Results

    DEDHAM, Mass.--(BUSINESS WIRE)--Oct. 26, 2005--iParty Corp. (AMEX:
IPT - news), a party goods retailer that operates 50 iParty retail stores, today reported financial results for its third quarter of fiscal year 2005, which ended on September 24, 2005.
    For the quarter, consolidated revenues were $14.8 million, a 12.8% increase compared to $13.2 million for the third quarter of 2004. The increase in third quarter revenues from the year-ago period was due to a 2.5% increase in comparable store sales and sales from eight new stores that opened since the end of the third quarter of 2004. Consolidated gross profit margin was 39.1% for the third quarter compared to a margin of 40.0% for the same period in 2004. Consolidated net loss was $2.4 million, or $0.11 per basic and diluted share, compared to consolidated net loss of $1.6 million, or $0.07 per basic and diluted share, in the third quarter of 2004.
    For the nine-month year-to-date period, consolidated revenues were $44.5 million, a 9.8% increase compared to $40.6 million for the first nine months of 2004. This year's nine-month year-to-date consolidated revenues included a 0.4% increase in comparable store sales. Consolidated gross profit margin was 39.9% for the nine-month period compared to 42.2% for the same period in 2004. For the nine-month year-to-date period, consolidated net loss was $4.1 million, or $0.19 per basic and diluted share, compared to a net loss of $1.7 million, or $0.08 per basic and diluted share, for the first nine months of 2004.
    Sal Perisano, Chief Executive Officer of iParty Corp., commented, "We are pleased with our continuing ability to implement our growth strategy. We opened five new stores during the quarter bringing our total number of stores to 50. Sales from our new stores contributed towards a total sales increase of 12.8% for the quarter while our comparable stores increased by 2.5%. The increase in comparable store sales was mostly driven by higher sales of Boston Red Sox related merchandise which we feel was due to increased exposure for our brand through our Red Sox sponsorship program as well as better inventory levels. Higher occupancy costs as a percentage of sales continue to put pressure on our gross profit margin. The increase in occupancy costs continues to be largely attributable to our new stores, which, as we have previously reported, operate at a higher occupancy to sales ratio until they reach maturity. Our marketing and sales costs as a percentage of sales continue to run higher than last year largely due to increased advertising, including our sponsorship program with the Boston Red Sox and higher depreciation costs associated with the acquisition of fixed assets for our new stores. Our general and administrative expenses are higher than last year primarily due to consultant costs associated with the selection of a new merchandise system that we are currently planning to install in 2006. We continue to believe that our investment in growth, new stores and improved infrastructure will yield longer-term increases in profitability."
    "We also continue to seek out marketing opportunities to increase our public profile and build our brand. The Red Sox sponsorship this past year was an example of this focus. As another example, we are especially excited about our partnership with Boston Medical Center in connection with Halloween Town, a Halloween celebration for the city of Boston that will be held on October 30, 2005 at the Seaport World Trade Center. This is a fundraising event for Boston Medical Center that we expect will draw thousands of children and parents. We believe that our participation in Halloween Town, like our Red Sox sponsorship, will help us reach new customers and continue to meet our important goal of further establishing the iParty brand."

    About iParty Corp.

    Headquartered in Dedham, Massachusetts, iParty Corp. (AMEX: IPT - news) is a party goods retailer that operates 50 iParty retail stores and licenses the operation of an Internet site for party goods and party planning at www.iparty.com. iParty's aim is to make throwing a successful event both stress-free and fun. With over 20,000 party supplies and costumes and an online party magazine and party-related content, iParty offers consumers a sophisticated, yet fun and easy-to-use, resource with an extensive assortment of products to customize any party, including birthday bashes, Easter get-togethers, graduation parties, summer barbecues, and, of course, Halloween. iParty offers reliable, time-tested knowledge of party-perfect trends, and superior customer service to ensure convenient and comprehensive merchandise selections for every occasion. Please visit our site at www.iparty.com.

    Safe harbor statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are based on our current expectations, beliefs, assumptions, estimates, forecasts and projections, including those about future store openings, future expectations of profitability and the industry and markets in which iParty operates. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements, and such statements should not be relied upon as representing iParty's expectations or beliefs as of any date subsequent to the date of this press release. Important factors that may affect future operating results include the effects of adverse changes in overall economic conditions, the success or failure of iParty's efforts to implement its business strategy; the success or failure of iParty's marketing initiatives and its efforts to build the iParty brand; iParty's inability to obtain additional financing, if required; third-party suppliers' failure to fulfill their obligations to iParty; unseasonable weather, particularly in the New England region; intense competition from other party supply stores and stores that merchandise and market party supplies, including big discount retailers and dollar store chains; the availability of retail store space on reasonable lease terms; the failure of iParty's systems or those of its third-party suppliers; general economic and other developments affecting consumer confidence or spending patterns, particularly in the New England region; compliance with evolving federal securities, accounting, and stock exchange rules and regulations applicable to publicly-traded companies listed on the American Stock Exchange; and government regulation of the Internet. For a discussion of these and other risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see "Cautionary Statements and Risk Factors" in iParty's most recently filed Annual Report on Form 10-K and "Factors That May Affect Future Results" in iParty's most recently filed Quarterly Report on Form 10-Q.


                             iPARTY CORP.
                CONSOLIDATED STATEMENTS OF OPERATIONS
                             (Unaudited)

                         For the three             For the nine
                         months ended              months ended
                   ------------------------- -------------------------
                   Sep 24, 2005 Sep 25, 2004 Sep 24, 2005 Sep 25, 2004
                   ------------ ------------ ------------ ------------
Revenues           $14,839,051  $13,157,546  $44,516,336  $40,554,000
Operating costs:
  Cost of products
   sold and
   occupancy costs   9,042,165    7,897,580   26,752,342   23,454,594
  Marketing and
   sales             6,204,540    5,276,532   16,316,817   14,367,835
  General and
   administrative    1,852,047    1,509,548    5,187,189    4,674,898
                    -----------  -----------  -----------  -----------

Operating loss      (2,259,701)  (1,526,114)  (3,740,012)  (1,943,327)

Other income                 -       28,000            -      382,500
                    -----------  -----------  -----------  -----------

Loss before
 interest           (2,259,701)  (1,498,114)  (3,740,012)  (1,560,827)

Interest income            477          271          758        1,280
Interest expense      (151,437)     (77,580)    (383,298)    (148,900)
                    -----------  -----------  -----------  -----------

Net loss           $(2,410,661) $(1,575,423) $(4,122,552) $(1,708,447)
                    ===========  ===========  ===========  ===========

Basic and diluted
 net loss per
 share             $     (0.11) $     (0.07) $     (0.19) $     (0.08)
                    ===========  ===========  ===========  ===========

Weighted-average
 shares
 outstanding:
  Basic and
   diluted          22,147,063   22,019,408   22,123,289   21,123,511
                    ===========  ===========  ===========  ===========



                            iPARTY CORP.
                    CONSOLIDATED BALANCE SHEETS

                                           Sep 24, 2005  Dec 25, 2004
                                           ------------- -------------
                                            (Unaudited)
                  ASSETS
Current assets:
  Cash and cash equivalents                $  1,001,298  $  1,757,157
  Restricted cash                               451,798       561,407
  Accounts receivable                           945,417       700,961
  Inventory, net                             17,399,118    11,400,971
  Prepaid expenses and other assets             809,662       476,046
                                            ------------  ------------
    Total current assets                     20,607,293    14,896,542
Property and equipment, net                   5,311,804     4,483,705
Other assets                                    102,775        99,690
                                            ------------  ------------
Total assets                               $ 26,021,872  $ 19,479,937
                                            ============  ============

   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                         $  9,459,521  $  3,421,195
  Accrued expenses                            3,036,100     2,615,835
  Current portion of capital lease
   obligations                                  425,847       365,674
  Borrowings under line of credit             9,519,470     5,257,690
                                            ------------  ------------
    Total current liabilities                22,440,938    11,660,394

Long-term liabilities:
  Capital lease obligations, net of
   current portion                              555,150       796,693
  Other liabilities                             565,146       471,759
                                            ------------  ------------
    Total long-term liabilities               1,120,296     1,268,452

Commitments and contingencies

  Convertible preferred stock                14,217,861    14,308,002
  Common stock                                   22,189        22,093
  Additional paid-in capital                 50,570,243    50,448,100
  Accumulated deficit                       (62,349,655)  (58,227,104)
                                            ------------  ------------
    Total stockholders' equity                2,460,638     6,551,091
                                            ------------  ------------

Total liabilities and stockholders' equity $ 26,021,872  $ 19,479,937
                                            ============  ============




    CONTACT: iParty Corp.
             Patrick Farrell, 781-355-3717